GRAYDON HEAD
LEGAL COUNSEL | SINCE 1871

EXHIBIT 99.2

John B. Pinney
Partner
Direct:513.629.2730
jpinney@graydon.com

March 8, 2013

Via Certified Mail Return Receipt Requested

Mr. Lalit Dhadphale
President, Chief Executive Officer, Chairman of the Board and Director
Healthwarehouse.com, Inc.
7107 Industrial Road
Florence, KY 41042

Re: Demand Against Directors Matthew Stecker and John Backus

Dear Mr. Dhadphale:

The undersigned represents Wayne Corona, a long-term shareholder of Healthwarehouse.com, Inc. (the "Company") owning more than 133,000 common shares. Mr. Corona currently serves as a consultant to the Company and last month personally purchased new securities having a face value of over $750,000 that were part of the Company's just-completed refinancing that eliminated a default to its senior debt holders.

I write on Mr. Corona's behalf to demand that the Company assert a legal claim against Matthew Stecker and John Backus for breach of their duties as fiduciaries to the Company and to its common shareholders.

I am informed and understand that Mr. Stecker is a Board member serving as the designee of the holders of the Company's Series B Preferred Stock ("Preferred Holders") and that Mr. Backus is a Board member serving as the designee of New Atlantic Ventures Fund III, L.P. ("NAV"), a shareholder which holds more than 10% of the Company's outstanding common shares. I further am informed and understand that the Preferred Holders have been granted the right to designate one director and that NAV also has the right under an agreement with the Company enabling it to designate one director.

This demand is based on Mr. Corona's belief that both Mr. Stecker and Mr. Backus have acted in their respective capacities as Board members in violation of their fiduciary duties to the Company and its common shareholders. Specifically, both, acting collusively in concert with the Preferred Holders and NAV, recently attempted to scuttle the Company's refinancing plan that, through private placement of new securities valued at over $3.5 million, enabled the Company to pay off all amounts due certain

lenders who were threatening to foreclose on all or virtually all of the Company's assets, including its entire inventory, and effectively put the company out of business.

Mr. Corona also understands that Mr. Backus sought to prevent the Company from paying off the amounts due such lenders under loans made to the Company in 2010 and 2011 that were in default so that the Company's assets could be seized. This obviously would have prevented the company from filling customer orders such that it could no longer do business and would likely have led to a bankruptcy filing. In taking such action, including his voting as a director against the foregoing refinancing plan, Mr. Corona believes that Mr. Backus was acting in concert with and at the direction of the Preferred Holders for the purpose of advancing only their interests, as opposed to the interests of common shareholders.

In addition, Mr. Corona believes, based on their virtually uniform opposition to the Company's management, that Messrs. Stecker and Backus are seeking to use their positions on the Board for the benefit and advantage of the Preferred Holders and NAV to enable them to seize control of the Company and its business. By doing so, Mr. Corona believes that the Preferred Holders and NAV, together or separately, would take over the Company and its intrinsic value for far less than fair value, all to the great financial benefit of the Preferred Holders and/or NAV and to the great detriment of the Company and its ordinary common shareholders, like Mr. Corona.

This demand is being made under Delaware Chancery Court Rule 23.1 and Federal Civil Rule 23.1 as a pre-litigation demand to the Company's Board of Directors to request that the Board authorize the commencement of a civil action by the Company to recover the damages caused to the Company, and thereby its common shareholders, for the attempts by Messrs. Stecker and Backus to scuttle the necessary refinancing described above. The uncertainty alone caused by their obstructionist tactics has caused serious damage to the Company by harming its reputation and putting into doubt the Company's ability to complete the refinancing plan. This, in turn, has created and continues to cause great harm to the Company's reputation in the marketplace resulting from the uncertainty regarding the Company's ability to remain financially viable.

Mr. Corona has further specific concerns regarding the conduct of Mr. Stecker. In particular, Mr. Corona believes that Mr. Stecker is now and has continually acted as representative of Gary Singer and, as such, has served at the direction of and under the control of Mr. Singer. As Mr. Corona indicates you know, Mr. Singer is a convicted felon who has a lifetime ban from serving as a director or an officer of any public company. Moreover, Mr. Singer owns or controls all or a majority of the shares held by the Preferred Holders, and, thus, Mr. Stecker serves as a director at the pleasure of Mr. Singer.

In addition, Mr. Backus has repeatedly offered to invest substantial sums for working capital purposes but at the last moment withdrew or substantially changed the

offer, knowing that, as changed, the offer could not be accepted. This, coupled with threats to put the Company into involuntary bankruptcy proceedings, demonstrates that Mr. Backus' actions have been intended to enable NAV to take control of the Company for far less than its fair value.

Under well-settled Delaware law, all directors owe fiduciary duties to the company and all of its shareholders. See, e.g., *Air Products and Chemicals, Inc. v. Airgas, Inc.*, 2011 WL 519735 (Del. Ch., Feb. 15, 2011). Further, a director elected to a board by a particular "constituency," other than common shareholders as a whole, nonetheless owes his/her exclusive allegiance and fiduciary duties to the corporation and its shareholders. *Unocal Corp. v. Mesa Petroleum Co.*, 493 A.2d 946, 955 (Del.1985); *No. Am. Catholic Educ. Programming Found., Inc. v Gheewalla*, 930 A.2d 92, 99, 101 (Del. 2007). Additionally, in a 2009 case, the Delaware Chancery Court held that members of a board owed their duty to common shareholders and could not favor the interests of preferred shareholders even where the director was elected by the preferred shareholders. *In re Trados Inc. Shareholder Litigation*, 2009 WL 2225958 (Del. Ch.)

Accordingly, Mr. Corona believes that the foregoing facts and circumstances present sufficient cause for the Company, at the direction of the Board, to investigate these matters thoroughly and, assuming such investigation bears out Mr. Corona's beliefs and claims, to bring a civil action against Messrs. Stecker and Backus for beach of their fiduciary duties and the damages resulting therefrom.

On behalf of Mr. Corona, I respectfully request and hereby demand that the Company promptly commence an investigation into these allegations and, after completion of such investigation, report to me as counsel for Mr. Corona within sixty days with respect to what action the Company will take against Messrs. Stecker and Backus. Please be advised that Mr. Corona reserves all rights, including the right to commence such an action against Messrs. Stecker and Backus derivatively.

Sincerely,

Graydon Head & Ritchey LLP

John B. Pinney

JBP/tsl

4116101.1